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[Janus letterhead]                                                  Exhibit 7(d)

                                LETTER AGREEMENT

July 6, 2004

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser (the "Trust") has changed the name of U.S. Value Fund to Focused Value Fund (the "Fund"), effective July 6, 2004. The Trust requests confirmation that all references to "U.S. Value Fund" in the Custodian Contract dated October 14, 2003 between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Focused Value Fund," as referenced in the attached amended Appendix A, and that State Street will continue to act as custodian for the Fund for the limited purpose described under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER

By: /s/ Kelley Abbott Howes
    ---------------------------------------------
    Kelley Abbott Howes
    Vice President, General Counsel and Secretary

STATE STREET BANK AND TRUST COMPANY

By: /s/ Joseph L. Hooley
    ---------------------------------------------

Agreed to this 30th day of June, 2004.

cc:   Bonnie Howe
      Kelly Hagg

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                                     AMENDED
                                   APPENDIX A
                                       TO
                               CUSTODIAN CONTRACT

                                     Between
                     State Street Bank and Trust Company and
                   Janus Adviser, on behalf of its portfolios

                               Dated July 6, 2004

JANUS ADVISER

      FOCUSED VALUE FUND
      INTERNATIONAL EQUITY FUND